Exhibit 99.1

Tasty Baking Company Reports 2004 First Quarter Financial Results

    PHILADELPHIA--(BUSINESS WIRE)--April 27, 2004--Tasty Baking
Company (NYSE:TBC) today announced financial results for the first quarter ended March 27, 2004.



                         FINANCIAL HIGHLIGHTS
                          FIRST QUARTER 2004
----------------------------------------------------------------------
$ in millions, except per share data
                                          2004       2003
                                           Q1         Q1     % Change
                                       ----------- --------- ---------
Gross Sales                            $68.4       $64.4     6.2%
                         Route Sales        $51.9     $46.2      12.2%
                     Non-Route Sales        $16.5     $18.2      -9.1%
Net Sales                              $40.5       $41.0     -1.2%
                      Gross Margin %         30.9%     27.5% +3.4% pts
Net Earnings per Share                 $0.06       $0.06        -
----------------------------------------------------------------------


    RESULTS OF OPERATIONS - FIRST QUARTER

    For the first quarter 2004, the Company reported gross sales of $68.4 million, compared to $64.4 million in the same period last year, an increase of 6.2%. Net sales for the first quarter 2004 were $40.5 million, compared to $41.0 million in the same period last year, a decrease of 1.2%. Net earnings and diluted net earnings per share were $0.5 million and $0.06, respectively, for both the first quarter 2004 and the first quarter 2003. First quarter 2003 results were impacted by a pre-tax restructure charge reversal of $0.2 million due to favorable settlements of certain thrift store lease contracts. Gross margin was 30.9% for the first quarter 2004, a 3.4 percentage point increase over the gross margin in the first quarter 2003.
    In the first quarter 2004, route sales were up 12.2% versus a year ago. This improvement was driven by the Family Pack price increase and the impact of the new routes in Pittsburgh and Cleveland. Same route sales for the first quarter 2004 increased 9.2% versus a year ago. Non-route sales declined 9.1% versus the first quarter a year ago, due to the Company's exit from business on the West Coast.
    The gross margin improvement in the first quarter 2004 is primarily attributable to the Family Pack price increase, partially offset by increased price promotion spending. Also, a more favorable sales mix of route versus non-route business positively impacted gross margin. Operating expense increased 8.2% compared to the first quarter 2003, due to the continued investment in people as well as increased selling expense related to the Pittsburgh and Cleveland route expansion.
    David S. Marberger, senior vice president and chief financial officer, commented, "This quarter, we continued our relentless focus on improving margins and profits. The 3.4 percentage point improvement in gross margin demonstrates that the company is moving in the right direction. We have also started to drive productivity and cost reduction, which have helped offset increased operating costs. We will continue our focus on driving shareholder value throughout 2004."

    STRATEGIC TRANSFORMATION PLAN HIGHLIGHTS

    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "We continue to execute against our strategic transformation plan. The results in the first quarter 2004 reflect this focused execution. We are building a solid platform for continued earnings growth in 2004 and beyond."
    Mr. Pizzi continued, "We now have the right team in place to drive financial rigor across the business. We rolled out new packaging throughout the Tastykake product line in the first quarter and received favorable feedback from customers and consumers. We introduced two new flavors of Kandy Kakes and added 50% more filling to our cupcakes. As an essential element of our commitment to quality and brand investment, we will continue to deliver product innovation."
    Mr. Pizzi added, "At this time, we are not changing the earnings guidance we provided on February 11th of $0.20 per fully diluted share for the full year 2004."

    CONFERENCE CALL INFORMATION

    Tasty Baking Company management will host a conference call Tuesday morning, April 27th at 10:00 a.m. EDT to discuss the Company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the Company's homepage, click on "Investor Relations" and then under "Investor Information." For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available for ninety days. To access the telephone replay, please call 1-800-839-3616. There is no access code or password. The telephone replay will be available from 12:00 p.m. on April 27th until Tuesday, May 4th at 11:59 p.m. EDT.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.



                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)

                                                   13 Weeks Ended
                                               -----------------------
                                                3/27/2004   3/29/2003
                                               ----------- -----------

Gross sales                                    $   68,360  $   64,372
Less discounts and allowances                     (27,882)    (23,388)
                                               ----------- ----------
Net sales                                          40,478      40,984

Cost of sales                                      26,230      27,984
Depreciation                                        1,730       1,739
Operating expenses                                 11,672      10,790
Income from restructure (a)                           -          (220)
Interest expense and other (income), net               77         (51)
                                               ----------- -----------

Income before provision for income taxes              769         742

Provision for income taxes                            286         260
                                               ----------- -----------


Net income                                     $      483  $      482
                                               =========== ===========


Average number of shares outstanding:   Basic       8,096       8,099
                                        Diluted     8,113       8,099
Per share of common stock:

Net income : Basic                             $     0.06  $     0.06
                                               =========== ===========
             Diluted                           $     0.06  $     0.06
                                               =========== ===========
Cash Dividend                                  $     0.05  $     0.05
                                               =========== ===========


(a) In the first quarter of 2003, the company recognized a net restructure charge reversal of $220. This reversal resulted from favorable settlements of certain thrift store lease contracts. These settlements relate to the restructure charge taken during 2002 and 2001.




                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)



                                                  13 Weeks Ended
                                            --------------------------
                                             3/27/2004   3/29/2003 (a)
                                            ----------- --------------

Current Assets                              $   33,917  $      37,576
Property, Plant, and Equipment, Net             63,917         61,014
Other Assets                                    21,120         18,250
                                            ----------- --------------

     Total Assets                           $  118,954  $     116,840
                                            =========== ==============



Current Liabilities                         $   23,777  $      20,695
Long Term Debt                                  14,545         12,431
Accrued Pension and Other Liabilities           21,329         19,253
Non Pension Postretirement Benefits             16,789         16,805
Shareholders' Equity                            42,514         47,656
                                            ----------- --------------

     Total Liabilities and Shareholders'
      Equity                                $  118,954  $     116,840
                                            =========== ==============



     Total Debt                             $   19,884  $      15,804
                                            =========== ==============


(a) Certain amounts have been reclassified for comparative purposes.

    CONTACT: Tasty Baking Company, Philadelphia
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
                 or
             David S. Marberger, 215-221-8500